UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 12, 2007

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Thomas Casey

The Blockbuster Inc. (“Blockbuster” or the “Company”) Board of Directors (the “Board”) has appointed Thomas Casey as Executive Vice President and Chief Financial Officer of Blockbuster, effective as of September 12, 2007. Mr. Casey replaces Larry J. Zine, whose employment with Blockbuster will cease effective September 30, 2007. A copy of the press release dated September 12, 2007 announcing Mr. Casey’s appointment is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Mr. Casey, age 49, formerly served as managing director for Deutsche Bank Securities, Inc. where he was responsible for the bank’s retail industry relationships in North America and, in that capacity over the course of the past nine years, served as a strategic financial advisor to some of the world’s largest companies in the retail entertainment, food and drug, convenience store, food wholesale and foodservice industries.

In connection with Mr. Casey’s appointment as Executive Vice President and Chief Financial Officer, Blockbuster and Mr. Casey entered into an employment agreement. Pursuant to the employment agreement, Mr. Casey’s employment commenced on September 12, 2007 (the “Effective Date”), and the term of the employment agreement is three years. Mr. Casey will receive an annual salary, to be determined by the Board, of not less than $500,000.00 per year and will be entitled to receive, in addition to his base salary, an annual bonus at a target of 60% of his base salary in accordance with the terms of the Company’s Senior Executive Annual Performance Bonus Plan (the “Senior Bonus Plan”). With respect to the bonus applicable to calendar year 2007, Mr. Casey will receive a guaranteed bonus in an amount equal to $100,000.00, although Mr. Casey may receive a higher bonus if he is so entitled pursuant to the terms of the Senior Bonus Plan. Mr. Casey also received a sign-on bonus of $200,000.00 upon execution of the employment agreement. A pro-rata portion of the sign-on bonus is required to be repaid by Mr. Casey should he incur a voluntary or for cause termination, each as defined in the employment agreement, prior to the one year anniversary of the Effective Date.

Pursuant to the employment agreement, on the Effective Date, Mr. Casey will also receive stock options to purchase 1,500,000 shares of the Company’s Class A common stock (the “Common Stock”). Such stock options will vest over a three-year period, with one-third of the stock options vesting on each anniversary of the Effective Date, and will expire on the fifth anniversary of the Effective Date. One-third of the stock options will be granted at an exercise price equal to the closing market price of the Common Stock on the Effective Date; one-third of the stock options will be granted at an exercise price equal to the closing market price of the Common Stock on the Effective Date multiplied by 115%; and one-third of the stock options will be granted at an exercise price equal to the closing market price of the Common Stock on the Effective Date multiplied by 132%. In addition to his eligibility to participate in or receive benefits under any employee benefit plan, program or arrangement currently available to other executives of the Company, Mr. Casey will be entitled to receive an executive-level relocation package to Dallas, Texas (consistent with the Company’s relocation policy for executives), an automobile allowance of $300.00 per month, and automobile insurance coverage for one vehicle.

If Mr. Casey’s employment is terminated for cause, as defined in the employment agreement, due to his voluntary termination, as defined in the employment agreement, or due to his death or disability, he will be entitled to (a) receive payment of any unpaid base salary through the date of termination, (b) receive payment for any vacation time accrued and unused as of the date of termination, pursuant to Company policy, and (c) exercise his vested stock options in accordance with the terms of Blockbuster’s 2004 Long-Term Management Incentive Plan (the “2004 Plan”), and all unvested stock options will be forfeited.

If Mr. Casey’s employment is terminated due to an involuntary termination, as defined in the employment agreement, he will be entitled to (a) receive payment of any unpaid base salary through the date of termination, (b) receive payment for any vacation time accrued and unused as of the date of termination, pursuant to Company policy, (c) exercise his vested stock options in accordance with the terms of the 2004 Plan, and all unvested stock options will be forfeited, and (d) receive a lump sum payment equal to twelve months’ worth of his base salary, as in effect on the date of termination.

The employment agreement also contains customary non-disclosure/non-disparagement and non-competition provisions.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Blockbuster Inc. and Thomas Casey, effective September 12, 2007

99.1	Press release, dated September 12, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: September 12, 2007	By:	/s/ Mary Bell
Mary Bell Senior Vice President, Finance & Accounting, Corporate Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Blockbuster Inc. and Thomas Casey, effective September 12, 2007

99.1	Press release, dated September 12, 2007